EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-195204 on Form S-3 of our report dated March 2, 2015, relating to the 2014 and 2013 financial statements of ETFS Gold Trust (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Financial Accounting Standards Board Accounting Standards Update ASU 2013-08, Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements) appearing in this Annual Report on Form 10-K of ETFS Gold Trust for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 29, 2016